EXHIBIT 21

NORTHWEST PIPE COMPANY

SUBSIDIARIES OF THE REGISTRANT

Northwest Pipe Asia Pte. Ltd., Singapore

Northwest Pipe Australia Pty Ltd, Australia

Northwest Pipe Mexico S.A. de C.V., Mexico

Thompson Tanks Mexico S.A. de C.V., Mexico

Thompson Tank Holdings, Inc., Oregon